Exhibit 4.1

WAIVER AND AMENDMENT TO GLOBAL AXCESS LOAN AND SECURITY AGREEMENTS

This WAIVER AND AMENDMENT TO GLOBAL AXCESS LOAN AND SECURITY AGREEMENTS ("Amendment") is dated as of August 13, 2012, and is entered into by and among Global Axcess Corp. a Nevada corporation, Nationwide Money Services, Inc., a Nevada corporation, Nationwide Ntertainment Services, Inc., a Nevada corporation, and EFT Integration, Inc., a Florida corporation (collectively, the "Borrowers" and each individually a "Borrower"), and Fifth Third Bank ("Lender").

WHEREAS, Borrowers and Lender are parties to (i) that certain Loan and Security Agreement dated June 18, 2010 (as amended, supplemented or otherwise modified from time to time, the "Initial Loan Agreement"), (ii) that certain Global Axcess 2011 Loan and Security Agreement dated September 28, 2011 (the "2011-A Loan Agreement"), (iii) that certain Global Axcess 2011-B Loan and Security Agreement dated November 23, 2011 (the "2011-B Loan Agreement"), and (iv) that certain Global Axcess 2011-C Loan and Security Agreement dated December 29, 2011, by and among Borrowers and Lender (the "2011-C Loan Agreement"; together with the Initial Loan Agreement, the 2011-A Loan Agreement, and the 2011-B Loan Agreement, collectively, the "Loan Agreements");

WHEREAS, Borrowers have advised Lender that the Events of Default set forth on Exhibit A attached hereto have occurred (collectively, the "Existing Defaults"); and

WHEREAS, Borrowers have requested, and Lender has agreed, to waive the Existing Defaults, subject to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual conditions and agreements set forth in the Loan Agreements and this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.          Definitions. Capitalized terms used in this Amendment, unless otherwise defined herein, shall have the meanings ascribed to such terms in the Loan Agreement.

2.          Waiver. Subject to and effective upon the satisfaction of all conditions set forth in Section 6 hereof and in reliance upon the representations and warranties set forth in Section 7 hereof, Lender hereby waives the Existing Defaults. This is a limited waiver, and shall not be deemed to constitute a waiver of any other Event of Default, term, provision or condition of the Loan Agreements or any other Loan Documents or to prejudice any right or remedy that Lender may now have or may have in the future under or in connection with the Loan Agreements or any other Loan Document.

3.          Acknowledgements.

(a)        Acknowledgment of Obligations. Borrowers hereby acknowledge, confirm and agree that, as of the close of business on August 9, 2012, (i)  Borrowers are indebted to Lender in respect of the Loans under the Initial Loan Agreement in the aggregate principal amount of $3,259,782.65, (ii) Borrowers are indebted to Lender in respect of the Loans under the 2011-A Loan Agreement in the aggregate principal amount of $517,042.79, (iii) Borrowers are indebted to Lender in respect of the Loans under the 2011-B Loan Agreement in the aggregate principal amount of $916,416.11, and (iv) Borrowers are indebted to Lender in respect of the Loans under the 2011-C Loan Agreement in the aggregate principal amount of $85,869.06. Borrowers hereby acknowledge, confirm and agree that all such obligations, together with interest accrued and accruing thereon, and all fees, costs, expenses and other charges now or hereafter payable by Borrowers to Lender, are unconditionally owing by Borrowers to Lender, without offset, defense or counterclaim of any kind, nature or description whatsoever.

(b)        Acknowledgment of Security Interests. Borrowers hereby acknowledge, confirm and agree that Lender has and shall continue to have valid, enforceable and perfected first-priority liens upon and security interests in the Collateral heretofore granted to Lender pursuant to the Loan Agreements and the other Loan Documents or otherwise granted to or held by Lender.

(c)        Binding Effect of Documents. Each Borrower hereby acknowledges, confirms and agrees that: (i) each of the Loan Agreements and the other Loan Documents to which it is a party has been duly executed and delivered to Lender by such Borrower, as applicable, and each is and shall remain in full force and effect as of the date hereof except as modified pursuant hereto, (ii) the agreements and obligations of Borrowers contained in such documents and in this Amendment constitute the legal, valid and binding Obligations of Borrowers, enforceable against them in accordance with their respective terms, and Borrowers have no valid defense to the enforcement of such Obligations, and (iii) Lender is and shall be entitled to the rights, remedies and benefits provided for under the Loan Agreements, the Loan Documents and applicable law.

4.          Amendments. The Loan Agreements are hereby amended as follows:

(a)        With respect to each of the Loans under each of the Loan Agreements (other than with respect to Draw Loan No. 26), the terms of each such Loan are hereby amended such that the principal payments otherwise due on August 1, 2012, shall be due and payable upon the earlier of (i) maturity or acceleration of such Loans (in accordance with Loan Documents or applicable law), or (ii) such other date that all other amounts of Obligations are to be paid in full.

(b)        With respect to Draw Loan No. 26, the terms of such Loan are hereby amended such that the principal payment due on August 18, 2012, shall be due and payable upon the earlier of (i) maturity or acceleration of such Loan (in accordance with Loan Documents or applicable law), or (ii) such other date that all other amounts of Obligations are to be paid in full.

(c)        Notwithstanding anything to the contrary in the Loan Documents, until all Obligations are indefeasibly paid in full in cash, Borrowers agree to deliver to Lender, not later than the date that is forty-five (45) days following the end of each of Borrowers' fiscal quarters, a certificate in form and substance acceptable to Lender that states Borrowers performance as compared to each of its financial covenants set forth in the Loan Documents and that is certified as true and correct to the best knowledge of Borrowers' Chief Financial Officer.

(d)        Section 13.8 of each of the Loan Agreements is hereby amended and restated in its entirety as follows:

13.8 Confidentiality. The Borrowers and the Bank hereby agree and acknowledge that any and all information relating to the Borrowers which is (i) furnished by the Borrowers to the Bank (or to any affiliate of the Bank), and (ii) non-public, confidential or proprietary in nature, shall be kept confidential by the Bank or such affiliate in accordance with applicable law; provided, however that such information and other credit information relating to the Borrowers may be distributed by the Bank or such affiliate to (a) the Bank's or such affiliate's directors, officers, employees, attorneys, auditors and regulators, (b) upon the order of a court of competent jurisdiction or other governmental agency having jurisdiction over the Bank or such affiliate, to any other party, or (c) subject to an agreement containing provisions substantially the same as those in this Section, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, or any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers or their obligations.

(e)          The notice address for Lender set forth in Section 13.17 of the each of the Loan Agreements is hereby replaced with the following address:

to the Lender:

Fifth Third Bank
1000 Town Center Dr.,

Suite 1400

Southfield, Michigan 48075

Attn: Steve Englehart

with a copy to:

Goldberg Kohn Ltd

55 E. Monroe St, Suite 3300

Chicago, Illinois 60603

Attn: Jeremy M. Downs

Danielle Wildern Juhle

(f)          To the extent that any of the other Loan Documents include notice information for the Lender, such notice information is hereby replaced with the following:

to the Lender:

Fifth Third Bank
1000 Town Center Dr.,

Suite 1400

Southfield, Michigan 48075

Attn: Steve Englehart

with a copy to:

Goldberg Kohn Ltd

55 E. Monroe St, Suite 3300

Chicago, Illinois 60603

Attn: Jeremy M. Downs

Danielle Wildern Juhle

5.           Covenants; Other Agreements.

(a)          Waiver and Amendment Fee. In consideration of Lender's agreements described herein, Borrowers agree to pay Lender, and shall be jointly and severally liable for, a waiver and amendment fee in the aggregate amount of $100,000, which is hereby fully earned and due to Lender but shall not be payable until the earlier of: (i) the date on which all Obligations of Borrowers to Lender are otherwise being repaid in full in cash and (ii) December 1, 2012.

(b)         Consultant. On or before August 16, 2012, Borrowers shall retain a consultant ("Consultant") acceptable to Lender, pursuant to an engagement agreement with terms and conditions (including, without limitation, the scope of engagement) that are satisfactory to Lender. Borrowers (i) agree to fully cooperate with Consultant, (ii) authorize Consultant to provide to Lender such information and reports from time to time with respect to Borrowers and their financial condition, business, assets, liabilities and prospects, as Lender may request from time to time, and (iii) authorize Consultant to communicate directly with Lender and any consultant retained by Lender, at such times and for such durations as Lender and any consultant of Lender may reasonably request. All fees and expenses of Consultant shall be solely the responsibility of Borrowers and in no event shall Lender have any liability or responsibility for the payment of any such fees or expenses, and Lender shall have no obligation or liability to Borrowers or any other person by reason of any acts or omissions of Consultant.

(c)          Initial Consultant Report. On or before August 31, 2012, Borrowers shall cause Consultant to deliver to Borrowers and Lender (i) a written report prepared by Consultant summarizing Borrowers' current liquidity position, (ii) a 13-week budget in form and substance satisfactory to Lender and (iii) a written analysis of strategic alternatives regarding full repayment of all obligations owing to Lender and Lender's affiliates.

(d)         Collateral Questionnaire. On or before August 31, 2012, Borrowers shall deliver to Lender a completed collateral questionnaire, the form of which is attached hereto as Exhibit B, certified to the best knowledge of an officer of Borrowers.

(e)          Investment Bankers Identification. On or before August 31, 2012, Borrowers shall deliver to Lender the identities of not less than three (3) investment bankers, along with proposed terms of engagement (including, without limitation, as to fee structure and scope), which Borrowers would be agreeable to retaining and engaging in connection with such strategic alternatives as the Consultant and/or Borrower may identify that are acceptable to Lender.

(f)           Restricted Payments. Unless consented to in writing by Lender, Borrowers shall not directly, or indirectly, (i) make any distribution or dividend (including stock dividends), whether in cash or otherwise, to or for the benefit of any of its equity holders, affiliates, subsidiaries, predecessors, directors, officers, agents or other representatives, (ii) make any advances or loans, whether in cash or otherwise, to any of its equity holders or affiliates, (c) purchase or redeem any of its equity interests or any warrants, options or other rights in respect thereof, (d) pay any management fees or similar fees to any of its equity holders or any Affiliate thereof, (e) pay or prepay interest on, principal of, premium, if any, redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or any other payment in respect of any subordinated debt, or (f) set aside funds for any of the foregoing.

6.           Representations and Warranties of Borrowers. As a material inducement to Lender to enter into this Amendment, each Borrower hereby represents and warrants to Lender, that both before and after giving effect to the consummation of the transactions contemplated hereby as follows:

(a)         Authorization. The execution, delivery and performance of this Amendment has been duly authorized by all requisite corporate action on the part of each Borrower; and

(b)         No Default. After giving effect to the waiver herein, no Default or Event of Default has occurred and is continuing.

7.          Miscellaneous.

(a)        Additional Events of Default. The parties hereto acknowledge, confirm and agree that any misrepresentation by any Borrowers, or any failure of any Borrower to comply with the covenants, conditions and agreements contained in this Amendment, the Loan Agreements and the Loan Documents or in any other agreement, document or instrument at any time executed and/or delivered by any Borrower with, to or in favor of Lender shall constitute an Event of Default under the Loan Agreements and the Loan Documents. In the event any Person, other than Lender, shall at any time exercise for any reason (including, without limitation, by reason of any Existing Defaults, any other present or future Event of Default, or otherwise) any of its rights or remedies against any Borrower or any obligor providing credit support for any Borrowers' obligations to such other Person, or against any Borrower's or such obligor's properties or assets, such event shall constitute an Event of Default hereunder and an Event of Default under the Loan Agreement.

(b)        Costs and Expenses. Borrowers absolutely and unconditionally agree to pay to Lenders, jointly and severally, on demand by Lender at any time, whether or not all or any of the transactions contemplated by this Amendment are consummated: all reasonable fees and disbursements of any counsel to Lender, any participant of Lender, or any of their respective directors, officers, employees or agents, that are incurred in good faith (regardless of whether the Lender or such other Person is the prevailing party) in connection with the preparation, negotiation, execution, delivery or enforcement of this Amendment, the Loan Agreements and any other Loan Document, including, without limitation, with respect to any investigation, litigation, or proceeding related to this Amendment, the Loan Agreements, or any other Loan Document or the use of the proceeds of the credit provided under the Loan Agreements, or any act, omission, event or circumstance in any manner related thereto. For the avoidance of doubt, Borrowers acknowledge and agree that an Event of Default shall occur if Borrowers fail to pay (within five (5) business days of written notice from Lender) all reasonable costs and expenses (including, without limitation, legal costs and expenses) incurred by Lender in connection with the negotiation, preparation, execution or enforcement of this Agreement.

(c)         Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Florida, without giving effect to conflict of laws principles to the extent that the application of the laws of another jurisdiction would be required thereby.

(d)         Consent to Jurisdiction and Venue. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE LOAN AGREEMENTS OR THE LOAN DOCUMENTS, BORROWERS HEREBY CONSENT AND AGREE THAT THE STATE OR FEDERAL COURTS LOCATED IN COOK COUNTY, ILLINOIS AND OAKLAND COUNTY, MICHIGAN SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWERS, ON THE ONE HAND, AND LENDER, ON THE OTHER HAND, PERTAINING TO THIS AMENDMENT OR THE LOAN AGREEMENTS OR THE LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AMENDMENT OR THE LOAN AGREEMENTS OR ANY OF THE LOAN DOCUMENTS; AND FURTHER PROVIDED, THAT NOTHING IN THIS AMENDMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE LENDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO COLLECT THE OBLIGATIONS, TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF LENDERS. BORROWERS EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTIONS IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND BORROWRS HEREBY WAIVE ANY OBJECTION WHICH THEY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENT TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. BORROWRS HEREBY WAIVE PERSONAL SERVICE OF ANY AND ALL PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREE THAT SERVICE OF SUCH PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWRS AT THE ADDRESS SET FORTH IN THE LOAN AGREEMENTS AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF ANY LOAN PARTY'S ACTUAL RECEIPT THEREOF OR FIVE (5) DAYS AFTER THE SAME HAS BEEN POSTED.

(e)        Counterparts. This Amendment and all other instruments, agreements or documents provided for herein or delivered or to be delivered hereunder or in connection herewith may be executed in any number of counterparts, and by the parties hereto on the same or separate counterparts, and each such counterpart, when executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same agreement, instrument or document.

(f)         Ratification. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions of the Loan Agreement and shall not be deemed to be a consent to the modification of or waiver of any other term or condition of the Loan Agreement. Except to the extent herein expressly modified, the Loan Agreement and each of the additional Purchase Documents shall remain in full force and effect and each such Purchase Document is hereby ratified in all respects.

(g)        Reference to Loan Agreement. On and after the effectiveness of the amendments to the Loan Agreement accomplished hereby, each reference in the Loan Agreements to "the Agreement," "hereunder," "hereof," "herein" or words of like import, and each reference to the Loan Agreements in any note and in any Loan Document, or other agreements, documents or other instruments executed and delivered pursuant to the Loan Agreements, shall mean and be a reference to the Loan Agreements to the extent modified by this Amendment.

(h)        Successors. This Amendment shall be binding upon Borrowers, Lender and their respective successors and assigns, and shall inure to the benefit of Borrowers, Lender and their respective successors and assigns.

(i)         Release.

(i)          In consideration of the agreements of Lender contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Borrowers, on behalf of itself and its successors and assigns, and its present and former members, shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents, legal representatives and other representatives (each Borrower and all such other Persons being hereinafter referred to collectively as the "Releasing Parties" and individually as a "Releasing Party"), hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Lender, and its successors and assigns, and their respective present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents, legal representatives and other representatives (Lender and all such other Persons being hereinafter referred to collectively as the "Releasees" and individually as a "Releasee"), of and from all demands, actions, causes of action, suits, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a "Claim" and collectively, "Claims") of every kind and nature, known or unknown, suspected or unsuspected, at law or in equity, which any Releasing Party may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the date of this Amendment, including, without limitation, for or on account of, or in relation to, or in any way in connection with this Amendment, the Loan Agreements, any of the Loan Documents or any of the transactions hereunder or thereunder.

(ii)       Borrowers understand, acknowledge and agree that the release set forth above may be pleaded as a full and complete defense to any Claim and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(iii)      Borrowers agree that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

(j)        Covenant Not to Sue. Each of the Releasing Parties hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by any Releasing Party pursuant to Section 7(i)(i) above. If any Releasing Party violates the foregoing covenant, each of the Borrowers, for itself and their successors and assigns, and its present and former members, shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, employees, agents, legal representatives and other representatives, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all reasonable attorneys' fees and costs incurred by any Releasee as a result of such violation.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized and delivered as of the date first above written.

BORROWERS:

GLOBAL AXCESS CORP.,
a Nevada corporation

By:	/s/ Lock Ireland
Name:	/s/ Lock Ireland
Title:	CEO

NATIONWIDE MONEY SERVICES, INC.,
a Nevada corporation

By:	/s/ Lock Ireland
Name:	/s/ Lock Ireland
Title:	CEO

nationwide ntertainment services, inc.,
a Nevada corporation

By:	/s/ Lock Ireland
Name:	/s/ Lock Ireland
Title:	CEO

eft integration, inc.,
a Florida corporation

By:	/s/ Lock Ireland
Name:	/s/ Lock Ireland
Title:	CEO

Signature Page to Waiver and Amendment to Global Axcess Loan Agreements

LENDER:

FIFTH THIRD BANK

By:	/s/ Steven J. Englehart
Name:	Steven J. Englehart
Title:	Vice President

Signature Page to Waiver and Amendment to Global Axcess Loan Agreements

EXHIBIT A

Existing Defaults

(1)         Events of Default under Section 11.3 of the Initial Loan Agreement as a result of Borrowers' failure to maintain a Debt Service Coverage Ratio of at least 1.25:1.00 for the period ended June 30, 2012, as required by Section 10.2 of the Initial Loan Agreement; and

(2)         Events of Default under Section 11.3 of the Initial Loan Agreement as a result of Borrowers' failure to maintain a Senior Funded Indebtedness to EBITDA Ratio no greater than 2.25:1.00 for the period ended June 30, 2012, as required by Section 10.3 of the Initial Loan Agreement.

A-1

EXHIBIT B

Collateral Questionnaire

Reference is hereby made to (i) that certain Loan and Security Agreement dated June 18, 2010 (as amended, supplemented or otherwise modified from time to time, the "Initial Loan Agreement") by and among Global Axcess Corp. a Nevada corporation, Nationwide Money Services, Inc., a Nevada corporation, Nationwide Ntertainment Services, Inc., a Nevada corporation, and EFT Integration, Inc., a Florida corporation (collectively, the "Borrowers" and each individually a "Borrower"), and Fifth Third Bank ("Lender"), (ii) that certain Global Axcess 2011 Loan and Security Agreement dated September 28, 2011, by and among Borrowers and Lender (the "2011-A Loan Agreement"), (iii) that certain Global Axcess 2011-B Loan and Security Agreement dated November 23, 2011, by and among Borrowers and Lender (the "2011-B Loan Agreement"), and (iv) that certain Global Axcess 2011-C Loan and Security Agreement dated December 29, 2011, by and among Borrowers and Lender (the "2011-C Loan Agreement"; together with the Initial Loan Agreement, the 2011-A Loan Agreement, and the 2011-B Loan Agreement, collectively, the "Loan Agreements"), and (ii) the other Loan Documents (as defined in the Loan Agreements). Pursuant to Section 9.10 of the Loan Agreements and Section 5(d) of that certain Wavier and Amendment to Global Axcess Loan and Security Agreements dated as of August 13, 2012, Lender hereby requests that the Borrowers provide a written response to each of the following questions. Except as otherwise provided, capitalized terms used as defined terms herein shall have the meaning ascribed thereto in the Loan Agreements or, if such term is not defined therein, then in the Loan Documents.

In response to the following inquiries, each Borrower hereby represents and warrants to Lender as follows:

1.	For each of the Borrowers, please state the State of formation, and each state in which such Borrower must qualify to do business.

2.	Please provide a schedule of the capitalization of each Borrower showing ownership of all issued and outstanding equity interests, as well as outstanding warrants and options. With respect to any publicly traded company, provide a schedule of ownership for any Persons holding more than 5% of the equity interest of such company. Please also provide a structure chart (if available).

3.	Please provide Federal Tax ID numbers for each of the Borrowers.

4.	Please provide a list of the board of directors, managers and officers of each Borrower.

B-1

5.	Does any Borrower do business under any other name? If so, state each such name.

6.	Do the Borrowers use, or have the Borrowers used, any trade names or trade styles? If so, list each of them.

7.	Has any Borrower changed its name since June 18, 2010? If so, state each name such Borrower has had.

8.	Has any Borrower changed its identity or structure in any way since June 18, 2010? Changes in structure would include mergers, consolidations, acquisitions and dissolutions. If any such change has occurred, describe the nature of such change and give the names of each corporation or other entity that was incorporated, merged or consolidated with or acquired by such Borrower in such transaction (including each name under which each such corporation or entity has done business) and the address of each place of business of each such corporation or entity immediately prior to such incorporation, merger, consolidation, or acquisition. Also provide the names of any Borrowers that have been dissolved.

9.	Has any Borrower formed any subsidiaries since June 18, 2010 (foreign or domestic)? If so, state the name of each such newly-formed subsidiary and provide copies of the formation documents.

10.	State the location and complete address of any real property owned by any Borrower and whether such real property was acquired after June 18, 2010. Confirm whether there are any delinquent taxes owed by any Borrower or any tax liens or judgments against any Borrower.

11.	State the location and complete address of any real property leased by any Borrower, the name and complete address of the record owner, and whether such lease was originally entered into after June 18, 2010. Attach copies of all leases and landlord waivers executed with respect to such locations.

B-2

12.	State the complete address of each Borrower's chief executive office. In addition, state the complete address of the office where each Borrower keeps its books and records relating to its accounts, general intangibles and/or contract rights if different from its chief executive office. Note whether each location is owned or leased by the applicable Borrower and, if leased, state the name and complete address of the record owner and attach a copy of the applicable lease agreement.

13.	State the location of any inventory or equipment (having an aggregate net book value equal to or in excess of $10,000) and the approximate value of such inventory and equipment, as applicable, located at each location. Note whether each such location is owned, leased, or a third party location (warehouseman, processor, bailee). If leased, state the name and complete address of the record owner and attach the applicable lease agreement. If a third party location, state (i) the name and address of each such person or entity, (ii) the approximate value of the inventory or equipment, as applicable, that is located with each such person or entity and (iii) whether such person or entity has executed a bailee/warehouseman agreement in favor of Lender. Attach copies of any such agreements.

14.	Provide copies of any environmental letters, closure letters, or other correspondence received from any municipal, governmental, or administrative body or agency, that were received after June 18, 2010, with respect to Borrowers' owned and leased properties, and a summary of any environmental actions.

15.	Since June 18, 2010 has any Borrower acquired any of its inventory or equipment other than in the ordinary course of business? If so, specify the nature of such acquisition.

16.	List each bank, deposit and/or investment account (including, without limitation, any local petty cash accounts) held by each Borrower, including the name and complete address of each institution, account numbers and purpose for each account and the current balance in each account. Also list each account that has been closed since June 18, 2010. Provide a cash management schematic or diagram if available.

17.	Is a lock box used to collect accounts receivable and other remittances? If so, provide detailed information including the name of the depository institution, account number, etc.

B-3

18.	State each remittance address specified on invoices for accounts receivable by each Borrower.

19.	Submit an accounts receivable aging report that includes the customer name, billing address, contact name and telephone number.

20.	List any interest rate, foreign currency and/or commodity swap, exchange, cap, collar, floor, forward, future or option agreement or any other similar interest rate, currency or commodity hedging arrangement to which any Borrower is a party.

21.	List any surety bond arrangements outstanding with respect to any Borrower and the outstanding balances/utilizations thereunder, and provide a copy of any such surety documents. List any material licenses or permits required in connection with Borrowers' operations.

22.	Confirm whether Borrowers are current with respect to all federal, state, or other sales taxes. If not, please provide a summary description of any such delinquencies.

23.	Do any of the Borrowers own or have an interest in any patents, copyrights, technology or trademarks? If so, please describe.

24.	Is any Borrower a party to any licensing or other agreements relating to any patents, copyrights, technology or trademarks? If so, please describe.

25.	Do any of the Borrowers receive, or are the Borrowers entitled to receive, royalties, rents, commissions or other payments arising from or relating to any patent, copyright, technology or invention? If so, please describe.

B-4

26.	Do any of the Borrowers have any interest in any life insurance or annuities policies? If so, please describe the policies, the name of the insurance carrier, the policy number and the present cash value of each policy.

27.	Are Borrowers due any rebates or other monies arising from or related to sales of any goods. If so, please describe and identify where and when such funds are expected to be paid.

28.	Do the Borrowers own any automobiles, trucks, trailers, tractors, airplanes, boats or other vehicles? If so, describe each such vehicle (including type, make, model, year, VIN, jurisdiction of registration), state where such goods are located and describe any chattel mortgage, conditional sale or other security agreement encumbering the same.

29.	Do any of the Borrowers own any stocks, bonds, defense bonds or any other securities? If so, describe each item.

30.	Do any of the Borrowers have any interest in any partnership, joint venture, corporation or other entity? If so, please describe.

31.	Please describe all outstanding indebtedness in excess of $50,000 presently owing by any Borrower to any third party.

32.	Are any of the Borrowers a party (in any capacity) to any actions now pending in any judicial, administrative or other proceeding? If so, please describe. In particular, please describe any actions by the Internal Revenue Service against any Borrower. Please confirm whether any litigation disclosed herein or pursuant to the Loan Documents has been finally settled or dismissed and deliver any settlement agreements or related agreements to our attention, including any settlement agreements with Internal Revenue Service.

B-5

33.	Do any of the Borrowers have any interest in a mortgage, mechanic's lien or other lien on real property or are there any judgments in any Borrower's favor? Do any of the Borrowers have a commercial tort claim? If so, state details and amounts.

34.	Are there any judgments in any Borrower's favor or are there any claims or causes of action held by any Borrower against others? If so, please describe.

35.	Are there any judgments against any Borrower? If so, please describe.

36.	Are there any condemnation actions or any eminent domain proceedings pending or threatened against any Borrower or any Borrower's assets? If so, please describe.

37.	Are any of the Borrowers a party to any agreement (e.g. settlement agreement, earn-out agreements, escrow agreements) allowing any of the Borrowers to receive payment from any source? If so, please describe.

38.	Have any instruments been issued to any Borrower obligating the issuer to make payments to such Borrower? If so, please describe (including the name of the issuer(s), principal amount of the instrument, regularly scheduled payments and maturity date).

39.	Do any of the Borrowers have any deposits with any utility companies or vendors? If so, please describe.

40.	Is any Borrower the beneficiary of a letter of credit? If so, please describe (including name of the issuer, face amount of the letter of credit and maturity date).

41.	Are any of the Borrowers the holder of any interest in, or claim upon, any refund, return or abatement of taxes? If so, please describe.

B-6

42.	Are any of the Borrowers under any duty, or obligation to pay any sums or to otherwise contribute to any trust fund, annuity, pension plan, employee benefit plan or other similar entity or program? If so, please describe. List each plan and multiemployer plan maintained or contributed to by any Borrower and the most current estimated termination or withdrawal liability associated with each.

43.	Is any Borrower subject to any collective bargaining or other agreement with any union or other labor organization representing any employees of such Borrower? If so, please describe and provide copies of the applicable agreements.

44.	Please provide a schedule of all dividends, distributions, loans or other payments by any Borrower to any other Borrower or affiliate in the past three years other than payments for goods or services by one Borrower to another Borrower in the ordinary course of business on an arm's length basis.

45.	List all material contracts to which any Borrower is a party, and provide a summary description of all such material contracts.

46.	Is any Borrower party to a contract with an affiliate? If so, list all affiliate contracts and please provide a summary description of such contracts.

47.	List all employment contracts or non-compete agreements to which any Borrower is a party and provide copies of any such agreements to Lender.

48.	Please provide an updated list and summary description of the nature and extent of all insurance maintained by each of the Borrowers. Provide copies of such policies together with copies of the related loss payee and additional insured endorsements to Lender.

B-7

49.	Has an appraisal or other valuation of one or more of Borrowers or their assets or businesses been performed in the past twelve (12) months? If so, please provide copies of any and all written reports rendered in connection therewith.

[Signature Page Follows]

B-8

Each Borrower hereby certifies that as of this __ day of August, 2012, the answers to the foregoing questions are complete and correct and confirm that such answers constitute representations and warranties made by Borrowers and understand that Lender is relying upon such answers and that any misrepresentations or misstatements of fact herein shall constitute an immediate default and Event of Default under each of the Loan Agreements and each of the other Loan Documents.

BORROWERS:

GLOBAL AXCESS CORP.,
a Nevada corporation

By:
Name:
Title:

NATIONWIDE MONEY SERVICES, INC.,
a Nevada corporation

By:
Name:
Title:

NATIONWIDE NTERTAINMENT SERVICES, INC.,
a Nevada corporation

By:
Name:
Title:

EFT INTEGRATION, INC.,
a Florida corporation

By:
Name:
Title:

Signature Page to Collateral Questionnaire